Exhibit 10.1

CAPITAL VENTURES INTERNATIONAL

c/o Heights Capital Management, Inc.

101 California Street, Suite 3250

San Francisco, CA 94111

Telephone: (415) 403-6500

Facsimile: (415) 403-6525

December 1, 2011

Satcon Technology Corporation

27 Drydock Avenue

Boston, Massachusetts 02210

Facsimile:  (617) 897-2401
Attention:  Chief Executive Officer

Re:          Amendments to Subordinated Convertible Note

Gentlemen:

Reference is made to that Subordinated Convertible Note, dated June 30, 2011 (the “Note”) issued by Satcon Technology Corporation (the “Company”) to Capital Ventures International (“CVI”).  Capitalized terms not defined in this amendment agreement (this “Amendment”) have the respective meanings ascribed to them in the Note.

In consideration of CVI’s agreement to waive and amend certain of the Equity Conditions to prevent an Equity Conditions Failure, the parties hereto hereby agree to amend the Note as follows:

1.             Effective as of the date hereof, Section 30(i)(ii) of the Note is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(ii) on each day during the period beginning two months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Shares are listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company);”

2.             Effective as of the date hereof, Section 30(dd) of the Note is hereby amended to replace “$1,000,000” with “$300,000”.

3.             CVI hereby waives the Equity Conditions referred to in Section 30(i)(ii) and (viii) of the Note in connection with a Company Conversion after the date hereof, but only to the extent an Equity Conditions Failure has occurred pursuant to Section 8(a) of the Note as a result of a failure to satisfy the conditions in those subsections as in existence prior to the amendment thereof.

4.             Effective as of the date hereof, Section 3(b)(ii) of the Note is hereby amended by deleting such section in its entirety and replacing it with the following:

“(i)          “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lower of (A) the Conversion Price then in effect (which as of the date hereof is $0.8381) and (B) with respect to a total of ten (10) separate

Conversion Notices that may be delivered by the Holder to the Company to convert any Conversion Amount of this Note, a price equal to 92% of the Closing Bid Price on the Trading Day immediately preceding the applicable Conversion Date, in each case, subject to adjustment as provided herein.”

5.             Effective as of the date hereof, Section 30(f) of the Note is hereby amended by deleting such section in its entirety and replacing it with the following:

“(f) “Company Conversion Price” means, the lower of (i) the then current Conversion Price and (ii) 82% of the Market Price as of the applicable Installment Date, with all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction).”

6.             Effective as of the date hereof, a new Section 8(e) is added to the Note as follows:

“(e)  Accelerated Conversion Option.  Notwithstanding any provision of this Section 8 to the contrary, the Holder may, at its option and in its sole discretion, deliver a written notice to the Company not later than the date that is ten (10) Trading Days immediately following any Installment Date electing to have an amount equal to up to two (2) additional Installment Amounts from scheduled Installment Amounts selected by the Holder to be converted pursuant to a Company Conversion. Any notice delivered by the Holder pursuant to this Section 8(e) shall set forth (i) the total amount to be converted (the “Accelerated Conversion Amount”) and (ii) the Installment Dates from which the Accelerated Conversion Amount will satisfied (an “Accelerated Conversion Notice”).  If the Holder delivers an Accelerated Conversion Notice, then no later than the second (2nd) Trading Day following the date of the Accelerated Conversion Notice, Company shall, or shall direct the Transfer Agent to, deliver to the Holder’s account with DTC a number of Common Shares equal to the quotient of (A) the Accelerated Conversion Amount, divided by (B) the Company Conversion Price in effect for the immediately preceding Installment Date.”

7.             Effective as of the date hereof, Section 30(m) is hereby amended by deleting such section in its entirety and replacing it with the following:

“(m)  “Installment Amount” means with respect to any Installment Date, the lesser of (i) $761,904.76, and (ii) the Principal amount under this Note as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise, together with, in each case of clauses (i) and (ii), any accrued and unpaid Interest as of such Installment Date under this Note, if any, plus (iii) any Deferral Amount (including Interest) being added to such Installment Amount.  In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder .

8.             Notwithstanding anything to the contrary set forth in Section 8(a), the Installment Notice Due Date with respect to the December 1, 2011 Installment Date shall be December 1, 2011.  Notwithstanding anything to the contrary set forth in Section 8(b) or Section 8(c), the Company shall have until December 2, 2011 (i) to deliver, or cause to be delivered, to the Holder’s account with DTC any Installment Conversion Shares due with respect due with respect to the December 1, 2011 Installment Date and (ii) to pay to the Holder, by wire transfer of immediately available funds, any Company

Installment Redemption Price due with respect due with respect to the December 1, 2011 Installment Date, in each case, to the extent not deferred pursuant to Section 8(d).  CVI shall have until December 1, 2011 to decide whether it elects to defer some or all of the Installment Amount due on December 1, 2011 notwithstanding the two day deadline set forth in Section 8(d) of the Note.

9.             On or before 9:30 a.m., New York time, on the first (1st) Business Day following the date of this Amendment, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the 1934 Act (the “8-K Filing”).  From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to CVI by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Agreements or otherwise.

Nothing contained herein shall obligate CVI to grant any additional or future waivers, amendments, extensions or consents with respect to the Company’s obligations under Section 8 of the Note, any other provision of the Note or otherwise.  The Company expressly (i) acknowledges the foregoing limitations, (ii) ratifies and affirms its obligations under the Note, (iii) agrees that those obligations remain in full force and effect, except as expressly waived or amended hereunder, (iv) subject to the Subordination Agreement with Silicon Valley Bank dated as of June 30, 2011 and a Subordination Agreement between Holder, Horizon Credit I LLC and Velocity Venture Funding, LLC dated as of June 30, 2011, confirms, acknowledges and agrees that if at any time it is not entitled to effect a Company Conversion due to an Equity Conditions Failure, it is required to elect and to pay the entire amount of such Installment Amount in cash pursuant to a Company Redemption and (v) represents and warrants to CVI that the execution and delivery of this Amendment has been duly authorized by all requisite corporate action and, as of the date hereof, all of the other Equity Conditions have been satisfied and no Event of Default has occurred nor has there occurred an event that with the passage of time or giving of notice would constitute an Event of Default.

This Amendment (i) shall constitute a valid and binding agreement of the Company and CVI, (ii) will represent the binding agreement between the parties with respect to the subject matter hereof, and (iii) shall be governed by and construed in accordance with the laws of the State of New York.  Please acknowledge your agreement with the foregoing by executing a counterpart of this letter in the space indicated below and returning the signed counterpart to CVI.

Sincerely,

CAPITAL VENTURES INTERNATIONAL

By: HEIGHTS CAPITAL MANAGEMENT, INC., ITS AUTHORIZED SIGNATORY

		By:	/s/ Martin Kobinger
Name: Martin Kobinger
Title: Investment Manager
Agreed:

SATCON TECHNOLOGY CORPORATION

By:	/s/ Charles S. Rhoades
Name: Charles S. Rhoades
Title: CEO